Exhibit 3

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of New River Pharmaceuticals Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement as of the 22nd day of February, 2007.

Date: February 22, 2007

/s/ Randal J. Kirk
Randal J. Kirk

RJK, L.L.C.

By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager

NEW RIVER MANAGEMENT II, LP

By:	Third Security Capital Partners, LLC,
its General Partner

By:	Third Security, LLC,
its Managing Member

By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager